Exhibit 23.1

KPMG LLP

Suite 1100

4655 Executive Drive

San Diego, CA 92121-3132

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-269459, 333-151416, 333-171429, 333-174730, 333-181849, 333-198719, 333-204367, 333-212238, 333-218378, 333-232398, 333-265248 and 333-272054) on Form S-8, registration statement No. 333-277812 on Form S-4 and registration statement No. 333-277794 on Form S-3 of XOMA Corporation of our report dated March 28, 2024, with respect to the consolidated financial statements of Kinnate Biopharma Inc., which report appears in the Form 8-K/A of XOMA Corporation dated June 13, 2024.

San Diego, California

June 13, 2024

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.